Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Wendy Diddell	Robert J. Ben	PO BOX 393
Chief Operating Officer	EVP and CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2323	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

FOR IMMEDIATE PUBLICATION

RICHARDSON ELECTRONICS SETS NEW QUARTERLY SALES RECORD SINCE 2011

Preliminary FY22 fourth quarter net sales expected to increase 19.9%-23.8% year-over-year to
$60.5 – $62.5 million; total backlog increases to $206.2 million

LaFox, IL, June 6, 2022: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced preliminary net sales and backlog results for its fourth quarter and fiscal year ended May 28, 2022, in conjunction with the Company’s presentation at the LD Micro Invitational XII Investor Conference on June 8 at 2:30 P.M. PT / 5:30 P.M. ET. The presentation will be streamed live at https://ldinv12.mysequire.com/ and will also be posted on the Company’s investor relations website at https://www.rell.com/investor-relations.

Preliminary fiscal year 2022 fourth quarter net sales are expected to be between $60.5 and $62.5 million, representing 19.9%-23.8% growth compared to the prior year’s fourth quarter. On a full-year basis, net sales are expected to be between $222.0 and $226.0 million, representing 25.5%-27.7% growth compared to fiscal year 2021. Sales increased across the Company’s three business units for both the fourth quarter and fiscal year from the same periods a year ago due to strong end-market demand and successful new product expansion initiatives. Backlog also increased for the fourth quarter to $206.2 million from $175.6 million at the end of the third quarter, and $110.0 million at the end of the prior year’s fourth quarter.

“We are extremely pleased with the Company’s performance in the fourth quarter. In fact, we have now had eight consecutive quarters of sequential sales growth with higher backlog demonstrating strong momentum as we head into fiscal year 2023,” said Edward J. Richardson, Richardson Electronics’ Chief Executive Officer. “During the fourth quarter, we continued fulfilling orders for our patented ULTRA3000® Pitch Energy Module (PEM), an ultracapacitor-based plug and play replacement for batteries within GE wind turbine pitch systems. Sales to our semiconductor wafer fabrication equipment customers and demand for our power grid and microwave tubes also remained strong. In addition, Canvys, our custom display business, had record quarterly sales during the fourth quarter. We look forward to sharing our full financial results and providing an update on our outlook for fiscal year 2023 when we release fourth quarter and full year results on July 20, 2022.”

About Richardson Electronics, Ltd.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. More than 60% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All of our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets.  The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities.  The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics, Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Forward-Looking Statements

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission.  Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 2, 2021, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.